Exhibit 23.2


CONSENT OF INDEPENDENT ACCOUNTANTS


The Stockholders and Board of Directors of
The Gillette Company


We consent to incorporation by reference herein of our reports dated January 26, 1995 relating to the consolidated balance sheet ofThe Gillette Company and subsidiary companies as of December 31, 1994 and 1993, and the related consolidated statements of income and earnings reinvested in the business and cash flows for each of the years in the three-year period ended December 31, 1994 and the related schedule of valuation and qualifying accounts, which reports appear or are incorporated by reference in the December 31, 1994 annual report on Form 10-K of The Gillette Company.




						KPMG PEAT MARWICK LLP
						KPMG Peat Marwick LLP


Boston, Massachusetts
May 4, 1995